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                                                                    EXHIBIT 4.4


                       NONQUALIFIED STOCK OPTION AGREEMENT
                         CITATION Computer Systems, Inc.
                            Equity Participation Plan


         THIS AGREEMENT is made and entered into as of the date last below written by and between CITATION COMPUTER SYSTEMS, INC., a Missouri corporation (the "COMPANY"), and ___________________________________________ (the
"OPTIONEE").

         WHEREAS, the Optionee is an employee of the Company and serves the Company in an important management position; and

         WHEREAS, the Company believes that employees who have an equity interest in the Company are naturally and economically more motivated to contribute to the growth and success of the Company; and

         WHEREAS, the Company, in order to induce the Optionee to continue in the employ of the Company, to incentivize Optionee to acquire or increase Optionee's equity interest in the Company, and to motivate Optionee to contribute to the success of the Company, desires to grant the Optionee an option to acquire a further proprietary interest in the Company through the purchase of shares of stock of the Company via the exercise of stock options; and

         WHEREAS, the Company has decided to grant a stock option to the Optionee pursuant to the terms of this Agreement, which the Optionee desires to accept;

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration, the parties agree as follows:

         1. GRANT OF OPTION. The Company hereby grants to the Optionee an option in the amount and subject to the terms provided in this Agreement (the "OPTION") effective as of the date hereof (the "GRANT DATE"). The Option is not intended to be and shall not be treated as a qualified incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE").

         2. SHARES. The shares of stock subject to the Option shall be the Company's authorized but unissued or reacquired common stock, $0.10 par value per share (the "CAPITAL STOCK").


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         3. NUMBER OF SHARES. The maximum number of shares of Capital Stock that the Optionee may purchase under the Option is 50,000. The actual number of shares that Optionee may purchase hereunder, which shall in no event exceed the aforesaid maximum number, shall be determined based upon open-market purchases of Capital Stock by Optionee, as described below.

         The actual number of shares that Optionee may purchase under the Option granted herein (the "MATCHED SHARES") shall be equal to the total number of shares of Capital Stock that Optionee purchases through a broker via the Nasdaq National Market System for the account of Optionee (including shares titled jointly with a spouse) or for the account of a revocable living trust of which Optionee is the grantor or an individual retirement account of which the Optionee is the participant during the Purchase Window (as defined), less any shares of Capital Stock sold or otherwise disposed of by Optionee during the Purchase Window. If the total of the Optionee's purchases less dispositions of Capital Stock during the Purchase Window exceeds the maximum number of shares set forth above, only those purchases made up until the time (during the Purchase Window) when the purchases less dispositions exceed the said maximum number will be counted for purposes of determining the Matched Shares and the price at which they can be purchased hereunder.

         The "PURCHASE WINDOW" shall be the period commencing on the Grant Date and ending 90 days thereafter, unless extended by the Company by written notice given to the Optionee prior to the expiration of said period.

         It shall be the responsibility of the Optionee to establish, within 30 days after the end of the Purchase Window, the number of shares of Capital Stock comprising the Matched Shares by submitting documentation of purchases and any disposition during the Purchase Window. The Optionee must set forth in writing on forms provided by the Company such information as may be required to determine the number of Matched Shares, and shall affirm that the facts and documentation so submitted are true and correct. In the event of any misrepresentation by the Optionee, the Company may elect to cancel or rescind part or all of any Option hereunder.

         4. TERM AND EXERCISE OF OPTION.

         The Option shall become exercisable with respect to that number of shares of Capital Stock equal to one-third (1/3) of the Matched Shares fifteen
(15) months after the Grant Date.


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         The Option shall become exercisable with respect to that number of shares of Capital Stock equal to another one-third (1/3) of the Matched Shares twenty-seven (27) months after the Grant Date.

         The Option shall become exercisable with respect to that number of shares of Capital Stock equal to the last one-third (1/3) of the Matched Shares thirty-nine (39) months after the Grant Date.

         The exercise period pertaining to all of the shares of Capital Stock described above will END upon the earliest to occur of the following:

         a. The date three (3) months after the Optionee's termination of employment with the Company for any reason other than retirement, disability or death; or

         b. The date thirty-six (36) months after termination of the Optionee's employment with the Company due to retirement or disability; or

         c. The date one (1) year after the Optionee's death, if and only if the Optionee was employed by the Company on the date three (3) months prior to the Optionee's death; or

         d. The date ten (10) years after the Grant Date.

         5. PRICE AND PAYMENT. The price per share of the Capital Stock which the Optionee may purchase hereunder is equal to the weighted average purchase price (not including brokerage commissions and related fees and costs) of the Matched Shares. The weighted average shall equal the total of the purchase prices paid by Optionee for all of the Matched Shares divided by the total number of Matched Shares.

         The purchase price shall be payable in full in United States dollars in cash or by certified check upon the exercise of the Option.

         6. RESTRICTION ON TRANSFER. This Option is not transferable by the Optionee other than by will or the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee. Upon the death of the Optionee, the personal representatives of the Optionee's estate, or any person or persons who shall have acquired the right to exercise the Option by bequest, inheritance, or otherwise by reason of the death of the Optionee shall have the right to exercise the Option, provided that such exercise occurs not

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more than ten (10) years after the Grant Date and also within one (1) year after the Optionee's death.

         7. REQUIREMENTS FOR EXERCISE. The Option shall be exercisable subject to the following requirements.

         a. The Optionee must be an employee of the Company at all times during the period beginning on the Grant Date and ending three (3) months before the earlier of the date of exercise of the Option or the date of the Optionee's death; provided, however, that if the Optionee terminates employment with the Company due to retirement or disability, then the aforementioned period shall be extended to end thirty-six (36) months before the date of exercise of the Option.

         b. So long as the Optionee remains an employee of the Company, the Option may be exercised in whole or in part; provided, however, that the Optionee shall not exercise part of the Option for fewer than 500 shares at one time unless the total number of shares subject to the Option is fewer than 500, in which case the Optionee shall not exercise the Option for fewer than all of such shares.

         c. Each exercise of an Option granted herein shall be accomplished by notice in writing to the Company accompanied by payment in cash or by certified check for the shares of Capital Stock to be purchased.

         9. OBLIGATION TO THE OPTIONEE. The Optionee shall at no time be obligated to exercise the Option.

         10. RIGHTS OF A SHAREHOLDER. The Optionee and any transferee of the Option shall have no rights as a shareholder of the Company with respect to any shares of Capital Stock which are the subject of the Option until the date of the issuance of a stock certificate to him or her for such shares.

         11. ADJUSTMENT OF AND CHANGES IN STOCK OF THE COMPANY. In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares of stock of the Company, or the merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Company shall make such adjustment as it deems appropriate in the number and kind of shares of Capital Stock subject to the Option or in the option price; provided, however, that no such adjustment shall give the Optionee any additional or lesser benefits under the Option.

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         12. EMPLOYMENT RIGHTS NOT AFFECTED. Neither the granting of the Option or its exercise shall be construed as granting to the Optionee any right with respect to continuance of employment with the Company. Except as may otherwise be limited by a written agreement between the Company and the Optionee, the right of the Company to terminate at will the Optionee's employment with the Company at any time and for any reason whatsoever is specifically reserved by the Company, and acknowledged by the Optionee.

         13. AMENDMENT OF OPTION. The Option may be amended by the Board of Directors of the Company at any time (i) if the Board determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other laws or regulation, which change occurs after the Grant Date and by its terms applies to the Option; or (ii) other than in the circumstances described in clause (i), with the consent of the Optionee. The foregoing notwithstanding, the Company may, in its sole discretion, cancel the Option at any time prior to the Optionee's exercise of the Option if, in the opinion of the Company, the Optionee engages in activities contrary to the interests of the Company.

         14. NOTICE. Any notice to the Company provided for in this Agreement shall be in writing addressed to it in care of its Secretary at its executive offices at 424 South Woods Mill Road, Suite 200, Chesterfield, Missouri 63017, and any notice to the Optionee shall be in writing addressed to the Optionee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and deposited, postage paid, in the United States mail or when hand delivered to the party to whom it is addressed.

         15. GOVERNING LAW. This Agreement shall be construed in accordance with and shall be subject to the internal laws of the State of Missouri, except to the extent preempted by federal law.

         IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Agreement and the Optionee has placed his signature hereon as of the _____ day of ______________________, 19___, and effective as of the Grant
Date.


         COMPANY:                           CITATION COMPUTER SYSTEMS, INC.

                                            By ____________________________
                                            Title:_________________________


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                                            ATTEST:

                                            By ____________________________
                                            Title:_________________________


         OPTIONEE:                          _______________________________
                                            Signature


                                            _______________________________
                                            Print Name


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